SCHEDULE 14A INFORMATION

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Allergan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[The following letter was sent by Allergan, Inc. to certain holders of Allergan, Inc. common stock beginning on April 9, 2012]

2525 Dupont Drive, P.O. Box 19534, Irvine, California, USA 92623-9534 Telephone: (714) 246-4500

April 9, 2012

Dear Stockholder,

I am writing to ask you to join Allergan, Inc. (“Allergan”) and its board of directors in opposing the stockholder proposal submitted by John Chevedden, which will be voted on in connection with Allergan’s annual meeting of stockholders scheduled for May 1, 2012. The stockholder proposal seeks to permit holders of only 10% of Allergan’s outstanding common stock to have an unlimited ability to call a special meeting of stockholders for any purpose at any time.

Allergan strongly disagrees with the ISS voting recommendation and, for the reasons described below, we urge you to vote “AGAINST” the stockholder proposal.

•

The Stockholder Proposal Would Grant Undue Power to Small Groups of Minority Stockholders. If adopted, the proposal would permit a small group of minority stockholders to use the extraordinary measure of calling a special meeting to serve their narrow self-interests. This could prove very disruptive to the majority of stockholders and the company. The power to call special meetings has historically been used as a tool for hostile acquirors and stockholder activists to destabilize a company’s business and to propose issues that facilitate their own short-term, exit-focused strategies. Furthermore, the threat that as little as 10% of Allergan’s stockholders may call a special meeting gives a small group of stockholders the leverage to engage and distract the board of directors and members of management from their proper focus of maximizing stockholder value.

•

Allergan’s Current Corporate Governance Profile Strikes the Appropriate Balance. Allergan’s current corporate governance structure, including its existing special meeting provision, is consistent with Delaware law and strikes the appropriate balance of providing stockholders with a meaningful voice in significant company affairs and protecting Allergan from abusive and wasteful tactics that are not in the best interest of the company and its stockholders. In recent years, Allergan has proactively modified its corporate governance structure in an effort to be accountable and responsive to its stockholders, including de-staggering its board of directors, allowing its poison pill to expire, eliminating all supermajority voting standards from its certificate of incorporation, and instituting a majority vote standard for the election of directors.

•

Allergan Has Delivered Superior Financial Results. With the sound business judgment of management and the board of directors, Allergan has delivered superior financial results, as illustrated by a one-, three- and five-year TSR (total shareholder return) that exceeded that of the 75th percentile of Allergan’s peers. Allergan’s trend of exceptional financial and operating results continued in 2011:

o	Adjusted diluted EPS increased 15.5% to $3.65;

o	Annual sales revenue increased 10.9% to $5,347.1 million; and

o	R&D reinvestment was 16.9% of sales revenue, or $902.8 million.

For the foregoing reasons, Allergan believes that the ISS recommendation in favor of the stockholder proposal is unwarranted and we urge you to vote “AGAINST” the stockholder proposal. We appreciate your investment in Allergan and thank you for your consideration of this matter.

Should you have any questions or wish to discuss the stockholder proposal with the Company, please do not hesitate to contact Tim Andrews, Senior Corporate Counsel and Assistant Secretary at (714) 246-4500 or Investor Relations at (714) 246-4636. If you have any questions regarding voting, please contact our proxy solicitor, MacKenzie Partners, Inc. at (212) 929-5500.

Sincerely,

/s/ David E.I. Pyott

David E.I. Pyott

Chairman of the Board, President

and Chief Executive Officer